Exhibit 10.11

Amendment No. 1

Amended and Restated Real Estate Lease

This Amendment No. 1, dated April 29, 2002 (“Amendment No. 1”) is entered into by and between MDC Land, LLC, Landlord, and Simple Technology, Inc. (now SimpleTech, Inc.), Tenant, with reference to the following facts:

Recitals

A. Landlord is the owner of the improved real property commonly known as 3009 Daimler Street, Santa Ana, CA 92705 (the “Property” herein).

B. On or about June 1, 2000, Landlord and Tenant entered into a written Amended and Restated Real Estate Lease, dated June 1, 2000 (“Lease”) with respect to the Property.

C. Landlord and Tenant now desire to further amend the Lease as hereinafter set forth to extend its Lease beyond the current termination date of May 31, 2005, and to increase the rent payable under the Lease in consideration for such Lease extension. Landlord is willing to extend the Lease to July 31, 2017, but with proper provision for an increase in the rent effective August 1, 2005, and with rent adjustments thereafter in accordance with any increase in the cost of living index for Orange County.

Agreement

In consideration of the mutual covenants and agreements set forth below, the parties hereto agree as follows:

Section 1.05. LEASE TERM: The Lease Term is hereby amended to provide that the Lease Term shall continue to and include July 31, 2017.

Section 1.12. (a) BASE RENT: The Base Rent is hereby amended to provide that Tenant shall pay a base rent of $33,071.80 per month commencing June 1, 2000, and continuing through and including July 31, 2005.

Exhibit A, Addendum to Real Estate Lease. The Base Rent Tenant shall pay, effective August 1, 2005, and thereafter through the remainder of the Lease Term, shall be as set forth below.

August 1, 2005, through July 31, 2007: Tenant shall pay monthly as the Base Rent for the time period August 1, 2005, through July 31, 2007, the greater amount of i) $33,071.80 per month or ii) the market value rent (“Market Rent”), such Market Rent to be determined as follows:

The Market Rent shall be determined by Landlord and Tenant mutually agreeing upon and appointing an appraiser who is a member of the American Institute of Real Estate Appraisers. The appraiser shall be appointed at least ninety (90) days but not more than one hundred twenty (120) days before August 1, 2005. The appraiser shall timely determine the Market Rent for the Property based upon an analysis of comparable local properties used for comparable purposes. The Property shall be appraised according to its use at the time of appraisal. All appraisal costs shall be shared equally by Landlord and Tenant.

In the event Landlord and Tenant fail to timely agree upon an appraiser, Landlord and Tenant shall each designate appraisers who are members of the American Institute of Real Estate Appraisers. The appraisers shall be appointed at least sixty (60) days but not more than ninety (90) days before August 1, 2005. Within ten (10) days after selection of the last of the two appraisers, the two appraisers chosen shall select a third appraiser. If a third appraiser is not selected within the time allotted, a third appraiser shall be selected by the American Arbitration Association, the cost of which shall be shared equally by Landlord and Tenant. Each appraiser shall timely determine the Market Rent for the Property based upon an analysis of comparable local properties used for comparable purposes. The Property shall be appraised according to its use at the time of appraisal. The Market Rent for Tenant shall be the average of the three appraisals.

August 1, 2007, through July 31, 2017: Tenant shall monthly pay as the Base Rent for the time period August 1, 2007, through the remainder of the Lease Term a rental amount computed as follows.

At least ninety (90) days but not more than one hundred twenty (120) days before August 1, 2007, and thereafter before every alternate August 1st for the term of this Lease (for example, August 1, 2009; August 1, 2011; etc.) (“Rent Adjustment Date”), the Base Rent shall be subject to adjustment according to the Consumer Price Index for all urban consumers for Orange County published by the Bureau of Labor Statistics, United States Department of Labor for all items (“Index”). For each Rent Adjustment Date, the Index in effect immediately before that Rent Adjustment Date (“Adjustment Index”) shall be used for purposes of calculating the amount of adjustment of the Base Rent, if any, for the following two-year period from August 1 through July 31. If the Adjustment Index has increased over the base Index, the Base Rent payable for the following two-year period until the next Rent Adjustment Date shall be increased by the same percentage as the Adjustment Index bears to the base Index. In no event shall the base monthly rent be decreased below the Base Rent paid by Tenant during the immediately preceding two-year period.

If the above-described Consumer Price Index, as currently compiled and published, shall cease to be compiled and published during the term of this Lease, or is calculated on a significantly different basis following the date of this Amendment No. 1, the most comprehensive official index published that most closely approximates the rate of inflation shall be used for purposes of computing adjustments under this Lease.

Except as expressly set forth herein, all other terms and conditions of the Lease shall remain in full force and effect according to their terms.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1.

“LANDLORD”

Signed on April 29, 2002 at Santa Ana, California	MDC LAND, LLC

	By:	/s/ MANOUCH MOSHAYEDI
Manouch Moshayedi President

“TENANT”

Signed on April 29, 2002 at Santa Ana, California	SIMPLETECH, INC.

	By:	/s/ MANOUCH MOSHAYEDI
Manouch Moshayedi CEO